EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2012 Results and Quarterly Dividend

TULSA, Okla., May 31, 2012 (GLOBE NEWSWIRE) -- Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal fourth quarter and the full year ended February 29, 2012, along with their quarterly cash dividend.

For the fiscal year 2012, the Company reports net revenue of $26,273,300, a decrease of $969,900 when compared to $27,243,200 for the previous year and net earnings of $1,420,900 compared to $1,168,200. Earnings per share were $0.36 compared to $0.30 the previous year on a fully diluted basis.

For the fourth quarter 2012, the Company announced net revenues of $5,881,400 compared to $5,712,800 for the same period last year. The Company reported 2012 fourth quarter net earnings of $269,600 compared with $12,900 for the 2011 fourth quarter resulting in earnings per share of $0.07 per share for 2012 fourth quarter and $0.00 for 2011 fourth quarter on a fully diluted basis.

The Board of Directors has authorized a $0.12 per share cash dividend. The dividend will be paid on June 22, 2012 to shareholders of record June 15, 2012.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 29 (28),		Twelve Months Ended February 29 (28),
	2012	2011	2012	2011

NET REVENUES	$ 5,881,400	$ 5,712,800	$ 26,273,300	$ 27,243,200
EARNINGS BEFORE INCOME TAXES	430,000	18,500	2,277,700	1,870,200
INCOME TAXES	160,400	5,600	856,800	702,000
NET EARNINGS	$ 269,600	$ 12,900	$ 1,420,900	$ 1,168,200

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.07	$ 0.00	$ 0.36	$ 0.30
Diluted	$ 0.07	$ 0.00	$ 0.36	$ 0.30

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,906,929	3,901,319	3,898,145	3,887,895
Diluted	3,906,929	3,904,601	3,898,793	3,890,384

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522